News Release

Release Date:     Wednesday, February 13, 2008

Release Time:     Immediate

Contact:          Eric E. Stickels, Executive Vice President and
                  Chief Financial Officer

Phone:            (315) 366-3702

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Oneida Financial Corp. Board Authorizes Stock Repurchase Program

         Oneida, NY, February 13, 2008 - Oneida Financial Corp. (NASDAQ:ONFC), announced today that it will be commencing a stock repurchase program to acquire up to 250,000 shares of the Company's common stock, which represents approximately 3.2% of the common stock outstanding.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. stated, "The Board of Directors considers the Company's common stock to be an attractive investment, particularly in view of the current price at which the common stock is trading relative to the Company's earnings per share and book value per share." The repurchase program is expected to be completed over the next twelve months. Mr. Kallet further stated, "We view the repurchase of our stock as an excellent opportunity to deliver long-term value to our shareholders."

         Oneida Financial Corp. reported total assets at September 30, 2007 of $513.6 million and shareholders' equity of $58.6 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company and Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm. Oneida Savings Bank was established in 1866 and with the April 2007 acquisition of The National Bank of Vernon, Oneida Savings Bank operates twelve full-service banking offices in Madison, Oneida and Onondaga counties.